Exhibit 10.1

January 13, 2021

David Francisco

Dear Dave,

This letter is to offer you the position of Chief Financial Officer of Organogenesis Holdings Inc. (the “Company”), reporting to the Company’s Chief Executive Officer. This offer is contingent on completion of a satisfactory background and reference check. Your first day of employment with the Company (your “Start Date”) is expected to be Monday, February 8, 2021.

The details of your offer are as follows:

Base Salary: You will be paid a salary of $14,423.08 per pay period, which is equivalent to $375,000.00 per year, in accordance with the Company’s standard bi-weekly payroll schedule and subject to review each year. This is an exempt position under the Fair Labor Standards Act.

Short-Term Incentive: You will be eligible to participate in the Company’s annual executive management bonus program. Your annual target bonus is 50% of your base salary based on criteria set by the Board of Directors of the Company. Any bonus in respect of 2021 will be pro-rated based on your date of hire.

Signing Bonus: The Company will pay you a signing bonus of $50,000.00, payable within two weeks of your Start Date.

Withholding: All payments to you by the Company are subject to all applicable tax reporting and withholding requirements.

Benefits: You will be eligible to participate in the Company’s benefit programs, subject to the terms and conditions of each plan. The Company’s current benefit plans include, but are not limited to, the following: medical, dental, vision, flexible spending, executive life and AD&D, short and long-term disability, and tuition assistance. You will be eligible to participate in the Company’s 401(k) Savings Plan on the first of the month after you complete three months of

U.S.A. Corporate Headquarters 85 Dan Road | Canton, Massachusetts 02021 | United States	Phone: +1 781.575.0775	www.organogenesis.com

service. Once eligible, you will be automatically enrolled into the 401(k) as soon as it’s administratively possible. You will receive paid Company holidays and sick time; and will accrue up to four (4) weeks’ vacation per calendar year.

Equity: The Company will grant you on your Start Date (a) restricted stock units for the Company’s common stock with a grant date fair value of $68,750.00 and vesting on the first anniversary of your Start Date and (b) stock options to purchase common stock of the Company with a grant date fair value of $206,250.00 and vesting on the one year anniversary of your Start Date and with an exercise price per share equal to the fair market value of a share of the Company’s common stock on your Start Date.

Other: Change in control benefits and annual equity grants will be consistent with the terms awarded by the Company to its other executives.

Invention, Non-Disclosure and Non-Competition Agreement: You will be required to execute and deliver to the Company the attached standard form of Invention, Non-Disclosure and Non-Competition Agreement, which contains provisions relating to inventions, proprietary information and non-competition.

Work Authorization: The Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your Start Date, you must provide the Company with appropriate documents to establish your eligibility to work in the United States (e.g., social security card, driver’s license, U.S. passport).

Employment at Will: Your employment with the Company at all times will be at will, meaning that you are not being offered employment for a definite period and that either you or the Company may terminate the employment relationship at any time for any reason.

If the foregoing accurately sets forth our mutual understanding with respect to your employment with the Company, indicate your acceptance by countersigning this letter and returning the following completed items to Human Resources:

•	Original Offer Letter

•	Non-disclosure/Non-compete

We look forward to having you join our team!

Sincerely,

/s/ Gary Gillheeney

Name: Gary Gillheeney
Title: President and Chief Executive Officer

ACCEPTED

/s/ David Francisco
Name: David Francisco
Date: January 15, 2021

Enclosure

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